UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


                                    FORM 10-Q
                     FOR THE PERIOD ENDED SEPTEMBER 30, 1996


                         Commission File Number: 0-2616

                         CONSUMERS FINANCIAL CORPORATION
                             1200 CAMP HILL BY-PASS
                               CAMP HILL, PA 17011



PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25b, the following should be completed.

  X   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  X   (b)   The subject annual report, or semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

  X   (c)   The accountant s statement or other exhibit required by Rule 12b-
            25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

The Company will be unable to file its Form 10-Q for the quarter ended September 30, 1996 as a result of the time required in connection with two significant transactions which were reported to the Commission on November 13, 1996 on Form 8-K. The first transaction relates to the Company s proposed merger with LaSalle Group, Inc., announced on October 30, 1996. The Company is now preparing a Proxy Statement for review by the Commission prior to soliciting shareholder approval for this transaction. The second transaction relates to the Company s sale, on November 6, 1996, of its auto auction business to ADESA Pennsylvania, Inc. Inasmuch as a significant amount of time has been required in October and November to complete these transactions, additional time will be required to file the Form 10-Q.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                              R. Fredric Zullinger
                              (717) 761-4230

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                     X   Yes         No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                         Yes     X   No




                         CONSUMERS FINANCIAL CORPORATION

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 14, 1996             By:   /S/ R. Fredric Zullinger
                                          R. Fredric Zullinger
                                          Sr. VP and CFO